CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2016 relating to the consolidated financial statements of Allegiance Bancshares, Inc. appearing in the Annual Report on Form 10-K of Allegiance Bancshares, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Dallas, Texas
January 18, 2017